Exhibit 10.4

ALFRED E. MANN FOUNDATION FOR SCIENTIFIC RESEARCH

25 134 Rye Canyon Loop

Santa Clarita, CA 91355

October 1, 2013

Axonics Modulation Technologies, Inc.

16411 Scientific Way

Suite 200

Irvine, CA 92618

Dear Sirs:

Reference is made to that certain License Agreement of even date herewith between Axonics Modulation Technologies, Inc. and the undersigned. This will confirm that at your option the undersigned will expand the territories included under the license to be worldwide or, if you so direct, the undersigned will enter into a comparable license agreement covering areas outside the United States with an entity controlled by the founders of Axonics Modulation Technologies, Inc. In the latter case, such license would be based on economic and other terms, other than the territory covered, as is set forth in the License Agreement.

Very truly yours,

Alfred E. Mann Foundation for Scientific Research

By:	/s/ John G. Petrovich
Name: John G. Petrovich
Title: General Counsel